Exhibit 28

GOVERNANCE AGREEMENT

THIS GOVERNANCE AGREEMENT (this “Agreement”) is made and entered into as of April 28, 2008 by and among (i) the individuals listed on Schedule A hereto (the “Investors”), (ii) Stichting Gemeenschappelijk Bezit LTC, a foundation organized under the laws of the Netherlands (the “Foundation”), (iii) Arch Hill Capital N.V., a corporation organized under the laws of the Netherlands (“Arch Hill Capital” and, together with the Foundation, the “Arch Hill Parties”) and (iv) Lithium Technology Corporation, a corporation organized under the laws of the State of Delaware (the “Company”).

RECITALS

WHEREAS, each of the Investors is the Beneficial Owner of the shares of common stock, par value $0.01 per share (“Common Stock”), of the Company or the shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of the Company, as the case may be, set forth with respect to such Investor on Schedule A hereto (the term “Beneficial Owner” as used in this Agreement having the meaning given the term in Rule 13(d)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the terms “Beneficially Own” and “Beneficial Ownership” applying to securities held by a Beneficial Owner of such securities);

WHEREAS, each of the Arch Hill Parties is the Beneficial Owner of the shares of Common Stock or Preferred Stock, as the case may be, set forth with respect to such Arch Hill Party on Schedule B hereto; and

WHEREAS, the Company, the Foundation, Arch Hill Capital and the Investors have determined that it is the best interest of the Company and its shareholders to enter into certain governance and other arrangements with respect to the Company on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Company, the Foundation, Arch Hill Capital and the Investors hereby agree as follows:

1.	Board Composition and 2008 Annual Meeting of Shareholders.

1.1 New Directors. The Company has taken all appropriate action and the Company’s Board of Directors has adopted resolutions (copies of which are attached hereto as Exhibit A), which will be effective as of the execution and delivery of this Agreement by all parties (the “Effective Time”), to provide for the following: (i) fixing the size of the Company’s Board of Directors at six, (ii) the resignation of Ralph D. Ketchum, Marnix Snijder and Clemens E.M. van Nispen tot Sevenaer as directors of the Company, (iii) the election and appointment of Fred J. Mulder and Theo M.M. Kremers as directors of the Company to fill the vacancies resulting from such resignations, (iv) the election and appointment of Fred J. Mulder and Christiaan A. van den Berg as Co-

Chairmen of the Company, (v) the election and appointment of Theo M.M. Kremers, Fred J. Mulder and Christiaan A. van den Berg to the Audit Committee, (vi) the election and appointment of Klaus Brandt, Theo M.M. Kremers, Fred J. Mulder and Christiaan A. van den Berg to the Executive Committee and (vii) the approval of the Consulting Agreements (as defined below). For the elimination of doubt, pursuant to the foregoing sentence, at the Effective Time, the Company shall cause (a) its Board of Directors to consist of the following persons: Klaus Brandt, Amir Elbaz, Theo M.M. Kremers, Andrew J. Manning, Fred J. Mulder and Christiaan A. van den Berg, (b) its Audit Committee to consist of the following persons: Theo M.M. Kremers, Fred J. Mulder and Christiaan A. van den Berg, and (c) its Executive Committee to consist of the following persons: Klaus Brandt, Theo M.M. Kremers, Fred J. Mulder and Christiaan A. van den Berg.

1.2 Nominees for Election at 2008 Annual Meeting.

(a) The Company has taken all appropriate action and the Company’s Board of Directors has adopted resolutions (copies of which have are attached hereto as Exhibit B), which will be effective as of the Effective Time, to provide for the call and holding of the 2008 annual meeting of the Company’s shareholders (the “2008 Annual Meeting”) on June 16, 2008, and a record date for shareholders entitled to notice of and to vote at the 2008 Annual Meeting of June 2, 2008; provided, however, that, if (i) the Company receives any comments from the United States Securities and Exchange Commission with respect to the Company’s financial statements for the calendar ended December 31, 2007 or the Company’s proxy statement for the 2008 Annual Meeting, (ii) the Company is unable to hold the 2008 Annual Meeting on June 16, 2008 as a result thereof and (iii) the Company has fully complied with its obligations under Section 4.4, the Board of Directors may delay the date of the 2008 Annual Meeting and such record date by such number of days as shall be necessary for the Company to respond to such comments (subject to the prior written consent of the Investors which shall not to be unreasonably withheld).

(b) The Company shall nominate for election as directors of the Company at the 2008 Annual Meeting Klaus Brandt, Amir Elbaz, Theo M.M. Kremers, Fred J. Mulder, Christiaan A. van den Berg and two individuals designated in writing by the Investors acting jointly (provided that such individuals shall be reasonably acceptable to the Board of Directors of the Company) (collectively, the “Nominees”) and shall fix the number of directors comprising the entire Board of Directors of the Company to be elected at the 2008 Annual Meeting at the number of Nominees. The Company shall use its best efforts to ensure that the Nominees are elected as directors of the Company at the 2008 Annual Meeting. In furtherance of the foregoing: (i) in connection with the 2008 Annual Meeting, the Company’s Board of Directors shall recommend that the Company’s shareholders vote to elect the Nominees as directors of the Company; (ii) the Company shall include the foregoing recommendation in its proxy materials for the 2008 Annual Meeting; and (iii) the Company’s form of proxy shall solicit authority to vote for the Nominees and no other persons.

(c) If, at any time prior to the 2008 Annual Meeting, one or more of the Nominees for any reason is unwilling or unable to be nominated or to stand for election at the 2008 Annual Meeting, the Board of Directors of the Company may select a replacement Nominee.

1.3 Other Proposal for the 2008 Annual Meeting. Following the Effective Time and prior to the date that the Company mails its proxy materials to shareholders in connection with its 2008 Annual Meeting, the Company’s Board of Directors shall approve an amendment of the Company’s Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on July 29, 2005 as heretofore amended, to increase to 3,000,000,000 the number of shares of Common Stock authorized for issuance, and shall recommend the same to the shareholders for approval at such meeting (the “Shareholder Proposal”). In furtherance of the foregoing, the Company shall include the such recommendation in its proxy materials and the Company’s form of proxy shall solicit authority to vote for these matters.

1.4 Action by the Investors and the Arch Hill Parties. Each of the Investors and the Arch Hill Parties shall vote the shares of Common Stock and Preferred Stock over which he or it has voting power in favor of the election of the Nominees as directors of the Company and in favor of the Shareholder Proposal at the 2008 Annual Meeting, and shall use good faith efforts to cause its or his Affiliates to so vote shares of Common Stock and Preferred Stock over which they have voting power. Each of the Investors and the Arch Hill Parties agree not to seek the removal of any Nominee as a director of the Company prior to June 16, 2009, acting as a shareholder of the Company, it being understood that this sentence shall in no way restrict any person’s actions as a director of the Company.

2.	Representations and Warranties.

2.1 By the Investors. Each Investor, on behalf of itself and not any other Investor, represents and warrants to the Company and the Arch Hill Parties as follows:

(a) Such Investor has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (if not an individual) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(b) Such Investor (if not an individual) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(c) This Agreement constitutes a valid and binding obligation of such Investor, enforceable in accordance with its terms, subject to applicable principles of equity, bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors’ rights generally; and

(d) Neither the execution and the delivery of this Agreement by such Investor, nor the consummation by such Investor of the actions contemplated hereby, will (i) subject to compliance with such Investor’s obligations under Rule 13d-1 under the Exchange Act, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Investor is subject or (if not an individual) any provision of the organizational documents of such Investor or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent or notice (other than those obtained or made) under, any agreement, contract, lease, license, instrument, judgment, decree, order or other arrangement to which such Investor is a party or by which such Investor is bound or to which any of such Investor’s assets are subject (or result in the imposition of any security interest upon any of such Investor’s assets), nor is such Investor required to obtain the approval or consent of any person or entity to effect the actions contemplated hereby (other than those obtained).

(e) Schedule A correctly sets forth the number of shares of Common Stock and Preferred Stock Beneficially Owned by such Investor.

2.2 By the Company. The Company represents and warrants to each Investor and each Arch Hill Party as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and the resolutions of the Board of Directors of the Company referred to in Sections 1.1 and 1.2(a) were approved by majority vote by the Directors of the Company;

(b) This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable principles of equity, bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors’ rights generally; and

(c) Neither the execution and the delivery of this Agreement by the Company, nor the consummation by the Company of the actions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the Certificate of Incorporation or By-Laws of the Company, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of the Company’s obligations under, create in any party the right to accelerate rights under, receive additional benefits under, terminate, modify, or cancel, or require any consent or notice (other than those obtained or made) under (whether due to the occurrence of a “Change of Control” or similar concept or otherwise), any agreement, contract, lease, license, instrument, judgment, decree, order or other arrangement to which the Company is a party or by which it is bound or to which any of its assets, are subject (or result in the imposition of any security interest upon any of its assets, nor is the Company required to obtain the approval or consent of any person or entity to effect the actions contemplated hereby (other than those obtained).

(d) As of the date of this Agreement, 670,924,782 shares of Common Stock are issued and outstanding.

2.3 By the Arch Hill Parties. Each Arch Hill Party, on behalf of itself and not any other Arch Hill Party, represents and warrants to each Investor and the Company as follows:

(a) Such Arch Hill Party has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(b) Such Arch Hill Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(c) This Agreement constitutes a valid and binding obligation of such Arch Hill Party, enforceable in accordance with its terms, subject to applicable principles of equity, bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors’ rights generally;

(d) Neither the execution and the delivery of this Agreement by such Arch Hill Party, nor the consummation by such Arch Hill Party of the actions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Arch Hill Party is subject or any provision of the organizational documents of such Arch Hill Party or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent or notice (other than those obtained or made) under, any agreement, contract, lease, license, instrument, judgment, decree, order or other arrangement to which such Arch Hill Party is a party or by which such Arch Hill Party is bound or to which any of such Arch Hill Party’s assets are subject (or result in the imposition of any security interest upon any of such Arch Hill Party’s assets), nor is such Arch Hill Party required to obtain the approval or consent of any person or entity to effect the actions contemplated hereby (other than those obtained); and

(e) Schedule B correctly sets forth the number of shares of Common Stock and Preferred Stock Beneficially Owned by such Arch Hill Party.

3.	Other Concurrent Actions.

3.1 Consulting Agreements.

(a) At the Effective Time, Christiaan A. van den Berg and the Company shall enter into a consulting agreement in the form of Exhibit C (the “Van Den Berg Consulting Agreement”).

(b) At the Effective Time, Fred J. Mulder and the Company shall enter into a consulting agreement in the form of Exhibit D (the “Mulder Consulting Agreement”).

(c) At the Effective Time, OUIDA Management Consultancy B.V., a corporation organized under the laws of the Netherlands, and the Company shall enter into a consulting agreement in the form of Exhibit E (the “OUIDA Consulting Agreement”).

(d) At the Effective Time, Romule B.V., a corporation organized under the laws of the Netherlands, and the Company shall enter into a consulting agreement in the form of Exhibit F (such consulting agreement, together with the Van Den Berg Consulting Agreement, the Mulder Consulting Agreement and the OUIDA Consulting Agreement, the “Consulting Agreements”).

3.2 Publicity. On the date hereof after the Effective Time, the Company shall issue the press release in the form of Exhibit G.

3.3 Expenses. At the Effective Time, the Company shall pay $150,000 to Cornelis J.M. (Cees) Borst by wire transfer of immediately available funds, as reimbursement of certain expenses of the Investors.

4.	Certain Covenants.

4.1 No Amendment of By-Laws as to Indemnification. The Company shall not repeal, amend or otherwise modify any provisions of the By-Laws of the Company in respect of indemnification of directors and officers and their right to advancement of expenses, except to the extent that such amendment or modification does not diminish the rights of any indemnitee or as required by law.

4.2 Directors’ and Officers’ Insurance. The Company shall carry and maintain, or cause to be carried and maintained, directors’ and officers’ liability and indemnity insurance coverage that is not less favorable, and in such amounts and with such other terms as are comparable to, the insurance policies that are currently carried by the Company, including, without limitation, extension of such coverage for the acts of former directors and officers and for service as directors or officers of subsidiaries of the Company.

4.3 Expense Reimbursement. The Company shall pay or promptly reimburse the actual reasonable out-of-pocket expenses incurred by each director in connection with attending meetings of the Board of Directors of the Company or any committee thereof.

4.4. SEC Reporting. The Company shall use its best efforts to file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Company under the Securities Act of 1933, as amended, and the Exchange Act.

5.	Miscellaneous.

5.1 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it shall be effective upon delivery);

(b) by facsimile (in which case, it shall be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it shall be effective upon delivery);

in each case, to the address (or facsimile number) listed below:

If to the Company, to it at:

Lithium Technology Corporation
5115 Campus Drive
Plymouth Meeting, PA 19462
Telephone number: +1-610-940-6090
Facsimile number: +1-610-940-6091
Attention: Chairman

with a copy to:

Gallagher, Briody & Butler
155 Village Boulevard
Suite 201
Princeton, NJ 08540
Telephone number: +1-609-452-6000
Facsimile number: +1-609-452-0090
Attention: Barbara J. Comly, Esq.

If to the Foundation, to it at:

Stichting Gemeenschappelijk Bezit LTC
Parkweg 2
2585 JJ The Hague
The Netherlands
Telephone number: +31-70-354-6818
Facsimile number: +31-70-416-6050
Attention: Chief Executive Officer

If to Arch Hill Capital, to it at:

Arch Hill Capital N.V.
Parkweg 2
2585 JJ The Hague
The Netherlands
Telephone number: +31-70-354-6818
Facsimile number: +31-70-416-6050
Attention: Chief Executive Officer

If to any Investor, to the address specified for such Investor on Schedule A.

Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 5.1 to each of the other parties hereto.

5.2 Succession and Assignment; No Third-Party Beneficiaries. Subject to the immediately following sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other parties. The terms and provisions of this Agreement shall not be binding upon any transferee of an Investor or an Arch Hill Party that acquires any securities subject to this Agreement, except that each Investor and each Arch Hill Party shall cause any of his or its Affiliates that acquires Common Stock from an Investor or an Arch Hill Party, as the case may be, to comply with the obligations of such Investor or such Arch Hill Party, as the case may be, under Section 1.4. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied shall give or be construed to give any person or entity, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

5.3 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed, in the case of an amendment, by the Company, the Arch Hill Parties and the Investors, or in the case of a waiver, by the party against whom the waiver is to be effective.

5.4 Entire Agreement. This Agreement, together with all documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

5.5 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

5.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

5.7 Headings. The headings contained in this Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

5.8 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

5.9 Incorporation of Schedules and Exhibits. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

5.10 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any governmental authority (an “Action”) instituted in any court having jurisdiction over the parties and the matter in addition to any other remedy to which such party may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach, such party shall not assert the defense that a remedy at law would be adequate.

5.11 Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

5.12 Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Each party to this Agreement, by such party’s execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court located in the State of Delaware for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that such party is not subject personally to the jurisdiction of the above-named courts, that such party’s property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, that venue for the Action is improper in any of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts.

(b) Service of Process. Each party hereby (i) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at such party’s address specified pursuant to Section 5.1, shall constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(c) Actions in Other Courts and Locations. Notwithstanding Section 5.12(a), a party may commence an Action in a court and location other than as specified in Section 5.12(a) solely for the purpose of enforcing an order or judgment issued by one of the courts specified in Section 5.12(a).

5.13 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION

WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

5.14 Certain Definitions. The terms “Affiliate” and “Subsidiary” as used in this Agreement shall have the meaning provided in Rule 12b-2 under the Exchange Act.

5.15 Termination.

(a) Termination by the Arch Hill Parties. If at any time the Investors collectively cease to Beneficially Own less than 50% of the aggregate number of shares of Common Stock listed on Schedule A as being Beneficially Owned by the Investors (disregarding any double counting), the Arch Hill Parties, acting jointly, shall have the right to terminate this Agreement upon ten days’ prior written notice.

(b) Termination by the Investors. If at any time the Arch Hill Parties collectively cease to Beneficially Own less than 50% of the aggregate number of shares of Common Stock listed on Schedule B as being Beneficially Owned by the Arch Hill Parties (disregarding any double counting), the Investors, acting jointly, shall have the right to terminate this Agreement upon ten days’ prior written notice.

(c) Effect of Termination. Upon termination of this Agreement, each party shall remain liable to the other parties for any breach of this Agreement prior to such termination. The provisions of Sections 1.3, 2, 3.3, 4 and 5 of this Agreement, as well as any other provisions of this Agreement applicable thereto, shall survive any termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Governance Agreement as of the date first above written.

LITHIUM TECHNOLOGY CORPORATION

By:
Name:
Title:

STICHTING GEMEENSCHAPPELIJK BEZIT LTC

By:
Name:
Title:

ARCH HILL CAPITAL N.V.

By:
Name:
Title:

/s/ B. BAKHUIZEN
B. BAKHUIZEN

/s/ CEES J.M. BORST
CEES J.M. BORST

/s/ B.J.G. DE LEEUW
B.J.G. DE LEEUW

/s/ R.L.O. DU CHATENIER
R.L.O. DU CHATENIER

/s/ J.F.G.M. HEERSCHAP
J.F.G.M. HEERSCHAP

/s/ CORNELIS L.M. MEEUWIS
CORNELIS L.M. MEEUWIS

/s/ JOHANNES C.L. MOL
JOHANNES C.L. MOL

/s/ W.J.M. VAN DER MEE
W.J.M. VAN DER MEE

Schedule A

List of Investors

Name of Investor	Address for Notices	Amount and Nature of Beneficial Ownership
Bauke Bakhuizen	Torenlaan 19 3742 CR Baarn The Netherlands Facsimile number: +31-35-548-8424	1. 36,214,000 shares of Common Stock issuable upon conversion of 14,485.6 shares of Series C Convertible Preferred Stock

Cornelis J.M. (Cees) Borst

Boksheide 20

5521 PM Eersel

The Netherlands

Facsimile number: +31-497-530-491

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004

Telephone number: +1-212-837-6000

Facsimile number: +1-212-422-4726

Attention: Jan J.H. Joosten, Esq.

1.      20,750,000 shares of Common Stock

2.      11,250,000 shares of Common Stock issuable upon conversion of 4,500 shares of Series C Convertible Preferred Stock

3.      Right to receive 1,500,000 shares of Common Stock from the Foundation

Benno J.G. de Leeuw	Leunweg 13 5221 BC Engelen The Netherlands Facsimile number: +31-418-576-053

1.      105,000 shares of Common Stock (these shares are held by Benno de Leeuw Holding B.V., a Netherlands corporation wholly-owned by Benno J.G. de Leeuw)

2.      5,224,700 shares of Common Stock issuable upon conversion of 2089.88 shares of Series C Convertible Preferred Stock

Robert L.O. du Chatenier	Valkeveenselaan 60 1411 GT Naarden The Netherlands	1. 610,000 shares of Common Stock 2. 250,000 shares of Common Stock (these shares are held by Chadmin B.V., a

Netherlands corporation wholly-owned by R.L.O. du Chatenier)

3. 11,983,525 shares of Common Stock issuable upon conversion of 4,793.41 shares of Series C Convertible Preferred Stock

4.      4,683,150 shares of Common Stock issuable upon conversion of 1,873.26 shares of Series C Convertible Preferred Stock (these shares are (i) registered in the name of R.L.O. du Chatenier and (ii) beneficially owned by the minor children of R.L.O. du Chatenier)

5.      16,666,675 shares of Common Stock issuable upon conversion of 6,666.67 shares of Series C Convertible Preferred Stock (these shares are held by Chadmin B.V., a Netherlands corporation wholly-owned by R.L.O. du Chatenier)

J.F.G.M. Heerschap	Heverstraat 8 6088 BH Roggel The Netherlands Facsimile number: +31-475-581-361	1. 61,250,000 shares of Common Stock issuable upon conversion of 24,500 shares of Series C Convertible Preferred Stock

Cornelis L.M. Meeuwis	Ulvenhoutselaan 2 4835 MC Breda The Netherlands	1. 2,390,000 shares of Common Stock 2. 27,672,475 shares of Common Stock issuable upon conversion of 11,068.99 shares of Series C Convertible Preferred Stock (these shares are (i) registered in the name of Dreamweaver B.V., a Netherlands corporation wholly-owned by Cornelis L.M. Meeuwis, and (ii) beneficially owned by Cornelis L.M. Meeuwis)

3.      6,244,200 shares of Common Stock issuable upon conversion of 2,497.68 shares of Series C Convertible Preferred Stock (these shares are (i) registered in the name of Dreamweaver B.V., a Netherlands corporation wholly-owned by Cornelis L.M. Meeuwis, and (ii) beneficially owned by the minor children of Cornelis L.M. Meeuwis)

Johannes C.L. Mol	C/o Green Desert N.V. Orangefield Trust (Antilles) N.V. Kaya WFG Mensing 14 P.O. Box 3192 Willemstad Curacao Netherlands Antilles Facsimile number: +599-9-433-3590

1.      8,925,000 shares of Common Stock (these shares are held by Green Desert N.V., a Netherlands Antilles corporation wholly-owned by Jan Mol)

2.      41,666,675 shares of Common Stock issuable upon conversion of 16,666.67 shares of Series C Convertible Preferred Stock (these shares are held by Green Desert N.V., a Netherlands Antilles corporation wholly-owned by Jan Mol)

Walter J.M. van der Mee	Oude Huizerweg 17 1261 BD Blaricum The Netherlands	1. 1,500,000 shares of Common Stock

2. 3,375,000 shares of Common Stock issuable upon conversion of 1,350 shares of Series C Convertible Preferred Stock

Schedule B

Arch Hill Parties Beneficial Ownership

Name of Arch Hill Party	Amount and Nature of Beneficial Ownership
Stichting Gemeenschappelijk Bezit LTC	1. 148,568,784 shares of Common Stock (which number includes 1,500,000 shares of Common Stock which Cornelis J.M. (Cees) Borst has the right to receive)

2. 264,103,114 shares of Common Stock issuable upon conversion of 100,000 shares of Series B Convertible Preferred Stock

3. 28,200,000 shares of Common Stock issuable upon conversion of 11,280 shares of Series C Convertible Preferred Stock

4. Warrants to purchase 84,494,887 shares of Common Stock

Arch Hill Capital N.V.	1. All of the securities listed as Beneficially Owned by Stichting Gemeenschappelijk Bezit LTC above.

2. 40,718,526 shares of Common Stock

3. 112,542,100 shares of Common Stock issuable upon conversion of 45,016.84 shares of Series C Convertible Preferred Stock

4. Right to receive 190,172,300 shares of Common Stock